   As Filed with the Securities and Exchange Commission on November 15, 1999

                                             Registration Statement No. 33-37802
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 11

                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                                CERES FUND, L.P.
             (Exact name of registrant as specified in its charter)

                                    TENNESSEE
                            (State of Incorporation)

                                      6799
            (Primary Standard Industrial Classification Code Number)

                                   62-1444129
                      (IRS Employer Identification Number)

                 889 Ridge Lake Blvd., Memphis, Tennessee 38120
                                 (901) 766-4590
          (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                              Frank L. Watson, Jr.
                          Randell Commodity Corporation
                              889 Ridge Lake Blvd.
                            Memphis, Tennessee 38120
                                 (901) 766-4590
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------

                                   Copies to:

                              FRANK L. WATSON, JR.
                                  MARTY MORGAN

                       Baker, Donelson, Bearman & Caldwell
                         2000 First Tennessee Bank Bldg.
                            Memphis, Tennessee 38103
                                 (901) 526-2000

                               ------------------

                               September 30, 1999

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

                                       [X]



         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                CERES FUND, L.P.

                                     100,000
                      UNITS OF LIMITED PARTNERSHIP INTEREST


This prospectus of Ceres Fund, L.P. amends and restates our previous prospectus dated May 30, 1999.


THE OFFERING

The Partnership engages in speculative trading of commodity futures contracts, forward contracts, commodity options and other interests in commodities, including futures contracts and options on financial instruments, physical commodities and stock indices on organized exchanges in the U.S. and abroad.

You may purchase units of interest in the Partnership at their net asset value, plus a selling commission equal to four percent of the amount purchased. As of September 30, 1999, the Partnership's net asset value per unit was $154.3598. The minimum investment is $2,000.00, plus a four percent selling commission. The selling agents will use their best efforts to sell the units offered.

THE RISKS

BEFORE YOU DECIDE WHETHER TO INVEST, READ THIS ENTIRE PROSPECTUS CAREFULLY AND CONSIDER "THE RISKS YOU FACE" BEGINNING ON PAGE 4.

- You could lose all or substantially all of your investment in the Partnership.

- The Partnership is speculative and leveraged. Performance can be volatile.

- The use of a single trading advisor applying a limited number of generally similar trading programs could mean lack of diversification and, consequently, higher risk.

- Trading profits and interest income must be high enough to offset substantial expenses.

- There is no secondary market for the units. Redemptions are limited and may result in redemption charges.

- The Partnership trades to a substantial degree on non-U.S. markets that are not subject to the same degree of regulation as U.S. markets.

- We encourage you to discuss a possible investment with your individual financial, legal and tax advisors.

THIS PROSPECTUS IS IN TWO PARTS: A DISCLOSURE DOCUMENT AND A STATEMENT OF ADDITIONAL INFORMATION. THESE PARTS ARE BOUND TOGETHER, AND BOTH CONTAIN IMPORTANT INFORMATION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL, NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.


                          RANDELL COMMODITY CORPORATION
                            MANAGING GENERAL PARTNER


                               September 30, 1999

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post Effective Amendment No. 11 of the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on November 15, 1999.


CERES FUND, L.P.


By:      RANDELL COMMODITY CORPORATION,
         Managing General Partner


By:     /s/ Frank L. Watson, Jr.
   -------------------------------------
         Frank L. Watson, Jr.,
         Chairman and Sole Director